            FOR IMMEDIATE RELEASE
Date:         November 7, 2006
Contact:    Patricia E. Hoch, Corporate Secretary
                             (717)920-5811  Fax: (717)920-8040

COMMUNITY BANKS, INC. DECLARES
FOURTH QUARTER CASH DIVIDEND

Harrisburg, PA - Community Banks, Inc. (“Community”) (Listed on Nasdaq Global Select Market: CMTY) parent company of CommunityBanks, has declared a quarterly cash dividend of $.20 per share payable January 2, 2007 to shareholders of record on December 19, 2006.

Community recently announced third quarter net income of $10.6 million, which resulted in per share earnings of $0.45. Year-to-date earnings per share for 2006 grew to $1.32, a substantial 53% increase over the $0.86 recorded in 2005. Results in 2005 had been adversely affected by $8 million in pre-tax merger, conversion, and restructuring expenses that were recorded leading to the consummation of its mid-year merger with Blue Ball Bank.

During the third quarter of 2006, Community announced two additional important banking partners when it revealed its plans to acquire East Prospect State Bank and BUCS Financial Corp. These two combinations are expected to be completed in early 2007. Community’s current operating footprint, which boasts assets of $3.4 billion and 74 banking offices, extends throughout the center of Pennsylvania from the Pocono region to just over the Maryland border. Community Banks, Inc. is the 8th largest financial services holding company headquartered in Pennsylvania and the largest financial institution headquartered in its capital city of Harrisburg.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.